Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”), dated as of April 12, 2005, and is effective as of April 1, 2005, by and between Corporate Office Properties, L.P., a Delaware limited partnership (“COPLP”) and Clay W. Hamlin, III (“Hamlin”).

WHEREAS, Hamlin has expressed his intention to retire from employment with COPLP and its affiliates and, in connection with his retirement, COPLP and Hamlin have determined to settle all of their respective rights and obligations in respect of his Employment Agreement (as defined below) and other matters pertaining to Hamlin’s service with COPLP and its affiliates;

WHEREAS, Corporate Office Management, Inc., a Maryland corporation (“COMI”), Corporate Office Properties Trust, a Maryland business trust (“COPT”), and the Chairman of COPT’s Board of  Trustees shall execute this Agreement for the purpose of acknowledging certain commitments as provided herein;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.                                       Retirement and Resignation. Effective as of April 1, 2005 (the “Retirement Date”), Hamlin shall retire from active employment with COPLP and its affiliates and hereby resigns, effective as of the Retirement Date, as Chief Executive Officer of COPLP.

2.                                       Cancellation of the Employment Agreement. Hamlin and  COMI are parties to an Employment Agreement (the “Employment Agreement”), dated December 16, 1999 and effective as of July 1, 1999.  The term of the Employment Agreement would have expired on December 31, 2005.  As of the Retirement Date, the Employment Agreement shall be canceled and the parties thereto shall have no further obligations to each other thereunder except as specifically provided in this Agreement.

3.                                       Unpaid Accrued Benefits. COPLP shall continue to pay Hamlin any portion of Hamlin’s base salary as specified in the Employment Agreement from the date hereof and continuing through the Retirement Date. From the date hereof and continuing through the Retirement Date, COPLP shall also pay or provide to Hamlin all compensation and benefits due and payable to Hamlin, or as to which Hamlin has vested rights in accordance with the terms and conditions of the compensation and benefit plans, programs or arrangements of COPLP and its affiliates as in effect immediately prior to the Retirement Date (except as otherwise expressly provided in this Agreement).

4.                                       Retirement Benefits.

(a)                                  Retirement Bonus.  In recognition of Hamlin’s dedication and service to the Company, the Company shall pay Hamlin a one-time retirement bonus in the amount of $250,000.00 on or before March 31, 2005.

(b)                                 Post-Retirement Compensation.  During the Consulting Period (as defined below), and subject to the provisions of paragraph 4(c) below, COPLP agrees to pay to Hamlin an annualized consulting fee of $250,000 during the term of the Consulting Period.  Such amount shall be paid in bi-weekly installments of $9,615.39 each during the term of the Consulting Period.  This consulting fee shall be reported on an IRS Form 1099, which shall be provided to Hamlin in accordance with COPLP’s normal reporting practices.

(c)                                  Death or Disability of Hamlin.  In the event of Hamlin’s death or disability during the Consulting Period, Hamlin, or in the case of death, Hamlin’s beneficiary or estate, shall be entitled to receive the Post-Retirement Compensation for the remainder of the calendar year in which Hamlin’s death or disability occurs or until the end of the term of the Consulting Period, if earlier. For purposes of this Agreement, Hamlin shall be disabled if Hamlin is unable due to a physical or mental impairment to perform the material duties required of him as Consulting Services (as specified in Section 5 below) as determined by a physician engaged by COPT and reasonably approved by Hamlin.  In the event a dispute regarding Hamlin’s “disability,” such dispute shall be resolved through Arbitration as provided in Section 9 hereof.  Hamlin shall be entitled to the compensation and benefits provided for under this Agreement, during any period of alleged incapacitation occurring during the term of this Agreement, and occurring prior to the establishment of Hamlin’s “disability,” during which Hamlin is unable to work due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until a establishment of Hamlin’s “disability” pursuant to the terms of this Paragraph and Section 9, below, Hamlin shall be entitled to continue to provide Consulting Services as set forth in this Agreement, in which event no disability of Hamlin will be deemed to have occurred.

(d)                                 Retirement Perquisites.  During the Consulting Period (as defined below), COPLP agrees to provide Hamlin with facilities and support services substantially comparable to those provided to him during his service as Chief Executive Officer of COPLP, including office and clerical support (which shall include reasonable access to and support from his current administrative assistant), and reimbursements for properly documented expenses, if any, incurred on behalf of COPLP or COPT and at the request of COPLP or COPT in performance of the Consulting Services specified in Section 5 below, which reimbursements shall be made in accordance with established procedures.  In addition, during the Consulting Period, COPLP shall pay to Hamlin: (1) a one thousand dollar ($1,000.00) per month automobile allowance;  (2) with respect to any tax year covered by the consulting period, an eight thousand five hundred dollars ($8,500.00) per year allowance for personal financial planning and personal income tax preparation, which allowance shall be due and payable to Hamlin no later than sixty (60) days following the submission of appropriate documentation by Hamlin, without regard to the expiration of this Agreement; and (3) an additional monthly payment equal to one thousand nine hundred sixty dollars ($1,960.00) per month health insurance allowance.

(e)                                  Treatment of Equity Awards.  All of Hamlin’s outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such awards, with Hamlin’s equity awards being summarized on Exhibit “A” attached hereto.

(f)                                    Other Benefit Programs.  Benefits and amounts payable to Hamlin under any provisions of this Agreement are in addition to any payments, benefits or accruals to which Hamlin may be entitled under any pension, welfare or other benefit plan or arrangement of COPLP or any of its affiliates in accordance with their respective terms.

(g)                                 No Employment.  Hamlin will not be considered an employee of COPLP, COPT or any of its affiliates after the Retirement Date.  Nothing in this Agreement will constitute or cause continuation of Hamlin’s employment by COPLP or any of its affiliates or extend Hamlin’s participation in, or vesting under, any employee benefit or welfare plans or arrangements of COPLP or any of its affiliates after the Retirement Date.  Benefits under such plans or arrangements will not accrue or be payable to Hamlin after the Retirement Date except as may be expressly provided in the provisions of such plans or arrangements.  Notwithstanding the fact that Hamlin shall not be an employee, he shall continue to covered under any applicable policy of insurance relating generally to the Consulting Services (as specified in Section 5, below), except that workers’ compensation coverage shall not be provided to Hamlin.  In the event that Hamlin cannot be covered as provided in the preceding sentence, COPLP, COPT, COMI and/or their affiliates represent and warrant that Hamlin shall be provided equivalent insurance coverage at no cost to him.

(h)                                 No Mitigation. In no event shall Hamlin be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Hamlin under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Hamlin obtains other employment.

5.                                       Provision of Consulting Services.  During the period beginning on the Retirement Date and continuing until the third anniversary of the Retirement Date, or until the death or disability (as defined at paragraph 4(b) above) of Hamlin, if earlier (the “Consulting Period”), Hamlin shall provide consulting services commensurate with his status and experience with respect to matters as shall be reasonably requested from time to time by the Chairman of the Board of Trustees of COPT, including matters related to (i) developing, structuring and reviewing property acquisitions, renovations, new developments and dispositions; (ii) strategic acquisitions, capital raising activities and major financings; (iii) compensation matters; (iv) planning company business strategy; and (v) assisting in the preparation for meetings of the Board of Trustees of COPT. While the parties hereto anticipate that the consulting services contemplated herein shall not constitute a full-time commitment for Hamlin, Hamlin shall provide consulting services hereunder as needed and when reasonably requested. Hamlin shall determine the time and location at which he shall perform such services, subject to the right of COPT or COPLP to reasonably request that such services be performed at a specific time and at a specific location. Hamlin shall honor any such request unless he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by COPT or COPLP, and in such circumstances shall make reasonable efforts to arrange a mutually satisfactory alternative. COPT and COPLP shall use reasonable efforts not to require the performance of consulting services in any manner that unreasonably interferes with any business activity of Hamlin.

6.                                       Competition; Solicitation.

(a)                                  During the Consulting Period, Hamlin will not, without the written consent of the Board of Trustees of COPT, directly or indirectly, (i) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted on the Retirement Date by COPT or any of its subsidiaries or affiliates in a geographic market or submarket in which COPT or any of its subsidiaries or affiliates owns more than 1,000,000 square feet of properties, and (ii) hire any person who was employed by COPT or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with COPT and its subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit Hamlin from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any such business; provided that such securities entitle Hamlin to no more than five percent (5%) of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

(b)                                 Hamlin and COPLP agree that COPLP shall have the right to forfeit all benefits otherwise payable under this Agreement to or on behalf of Hamlin if Hamlin shall violate the provisions of paragraph 6(a), above during the Consulting Period.

7.                                       Cooperation and Nondisclosure. Each of Hamlin, COPLP and COPT agree to cooperate fully with the other party hereto in any matters that have given or may give rise to a legal claim against such other party and of which Hamlin, COPLP or COPT, as the case may be, is knowledgeable. This requires Hamlin, COPLP or COPT, as the case may be, without limitation, to (1) make himself or itself available upon reasonable request to provide information and assistance to the other party on such matters without additional compensation, except for out of pocket costs, provided however that reasonable compensation shall be provided as mutually agreed, if such assistance requires a significant amount of time, (2) maintain the confidentiality of all privileged or confidential information of the other party, including without limitation attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the other party, and (3) notify the other party promptly of any requests to Hamlin, COPLP or COPT, as the case may be, for information related to any pending or potential legal claim or litigation involving the other party, reviewing any such request with Hamlin or a designated representative of COPLP or COPT, as the case may be, prior to disclosing any such information, and permitting Hamlin or a representative of COPLP or COPT, as the case may be, to be present during any communication of such information. To the extent that Hamlin is required to provide assistance to COPLP or COPT on such matters, COPLP, at COPLP’s expense, shall provide appropriate legal counsel for Hamlin.

8.                                       Release. In consideration of the execution and performance under this Agreement by Hamlin, COPLP, COPT and any of their subsidiaries or affiliates hereby waive and release Hamlin from and agrees to defend and indemnify to the fullest extent permitted under applicable law Hamlin against, all claims, actions, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from his performance of duties, in good faith, in the normal course of business and within the proper scope of his employment duties and responsibilities during his period of employment with COPLP and any of its subsidiaries or affiliates. Notwithstanding the forgoing, (i) COPLP will not provide the indemnity to Hamlin with respect to any settlement he may enter into with any claimant unless all of the terms of such settlement have previously been approved in writing by COPLP, which approval shall not unreasonably be withheld, and (ii) COPLP will not reimburse Hamlin for the costs and expense (including reasonable attorneys’ fees) of any claim, counterclaim, or cross-claim brought by Hamlin or on his behalf unless approved in writing by COPLP, which approval shall not unreasonably be withheld . It is expressly understood that, as a condition of the agreement by COPLP to indemnify Hamlin, Hamlin agrees to cooperate fully with the investigation, defense and settlement of any pending or future claims or actions brought against COPLP, COPT and any of their subsidiaries or affiliates.

9.                                       Dispute Resolution; Attorneys’ Fees. All disputes arising under or related to the employment or retirement of Hamlin or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Columbia, Maryland, as the sole and exclusive remedy of either party and judgment on any arbitration award may be entered in any court of competent jurisdiction. COPLP agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that Hamlin may reasonably incur as a result of any contest (regardless of the outcome) by COPLP, Hamlin or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that if the arbitrator(s) determine that the claim(s) or defense(s) of Hamlin were without a reasonable basis, each party shall bear his or its own costs.

10.                                 Successors.

(a)                                  This Agreement is personal to Hamlin and, without the prior written consent of COPLP, shall not be assignable by Hamlin (except that Hamlin’s rights to all or any portion the Retirement Benefits payable hereunder may transfer upon his death in the manner provided herein or by will or pursuant to the laws of descent and distribution). This Agreement shall inure to the benefit of and be enforceable by Hamlin’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon COPLP, COPT, COMI and their respective successors and assigns.

(c)                                  COPLP and COPT shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of COPLP or COPT expressly to assume and agree to perform this Agreement in the same manner and to the same extent that COPLP or COPT would have been required to perform it if no such succession had taken place. As used in this Agreement, “COPLP” and “COPT” shall mean both COPLP and COPT as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Hamlin:

Clay W. Hamlin, III

424 Mulberry Lane

Haverford, PA  19041

If to the COPLP:

Corporate Office Properties, L.P.

8815 Centre Park Drive, Suite 400

Columbia, Maryland 21045

Attn:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, COPLP may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The failure of any party to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    The rights and benefits of Hamlin under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by Hamlin to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of Hamlin in the event of insolvency or bankruptcy.

(g)                                 This Agreement may be executed in several counterparts and each by facsimile, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, and pursuant to proper authority, the parties have executed the Agreement as of the day and year first above written.

ATTEST:	CORPORATE OFFICE PROPERTIES, L.P.
By: Corporate Office Properties Trust, General Partner

/s/ Karen M. Singer	By:	/s/ Randall M. Griffin	[SEAL]
V.P. & Secretary	Randall M. Griffin
President & CEO

WITNESS:

/s/ Elaine Tucker	/s/ Jay H. Shidler		[SEAL]
Jay H. Shidler,
Chairman, Board Of Trustees Of Corporate Office Properties Trust.

WITNESS:

/s/ Denise J. Liszewski	/s/ Clay W. Hamlin, III
Clay W. Hamlin, III

Acknowledged, Agreed and Accepted this 12 day of April, 2005.

ATTEST:	CORPORATE OFFICE MANAGEMENT, INC.

/s/ Karen M. Singer	By:	/s/ Randall M. Griffin	[SEAL]
V.P. & Secretary	Randall M. Griffin
President

ATTEST:	CORPORATE OFFICE PROPERTIES TRUST

/s/ Karen M. Singer	By:	/s/ Randall M. Griffin	[SEAL]
V.P. & Secretary	Randall M. Griffin
President and CEO

EXHIBIT “A”

SUMMARY OF EQUITY AWARDS

CLAY W. HAMLIN

1998 Long Term Investment Plan

Date of Grant		Exercise Price	Amount of Shares

03/11/1999	Non-Qualified	$9.250000	200,000
01/03/2000	Non-Qualified	$7.625000	225,000

Royale Investment Plan

10/14/1997	Non-Qualified	$7.590000	2,500

Optionee Total			427,500